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                                                                   Exhibit 10.65



                         Qt COMMERCIAL LICENSE AGREEMENT
                             FOR ENTERPRISE EDITION
                              Agreement version 2.9

This Trolltech End-User License Agreement ("Agreement") is dated as of December 15, 2004 ("Effective Date") and is entered into by and between Gupta Technologies, LLC, a Delaware limited liability company having offices at 975 Island Drive, Redwood Shores, California, 94065, USA ("Licensee") and Trolltech Inc., a _________ corporation having offices at ___________________________
("Trolltech") for the Trolltech proprietary QT application development framework software product(s) accompanying this Agreement, which include(s) computer software and may include "online" or electronic documentation, associated media, and printed materials, including the source code, example programs and the documentation for Windows and Unix/Linux platforms ("Licensed Software")

WHEREAS, Licensee desires to acquire, and Trolltech desires to grant to Licensee, licenses to use the Licensed Software for the purpose of designing, developing, testing, and deployment of Licensee's Team Developer family of software products which includes (i) Team Developer IDE (Integrated Development Environment), (ii) Report Builder, and (iii) Web Application Server ("Team Developer").

NOW, THEREFORE, in consideration of the mutual agreements contained herein and such other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Licensed Software is protected by copyright laws and international copyright treaties, as well as other intellectual property laws and treaties. The Licensed Software is licensed, not sold.

2. Some of the files in the Licensed Software have been grouped into Modules. These files contain specific notices defining the Module of which they are a part. The Modules licensed to Licensee are specified in the license certificate ("License Certificate") accompanying the Licensed Software. The terms of the License Certificate are considered part of the Agreement. In the event of inconsistency or conflict between the language of this Agreement and the License Certificate, the provisions of this Agreement shall govern.

3. By installing, copying, or otherwise using the Licensed Software, Licensee agrees to be bound by the terms of this Agreement. If Licensee does not agree to the terms of this Agreement, Licensee may not install, copy, or otherwise use the Licensed Software. Licensee may, however, return it to Licensee's place of purchase within 14 (fourteen) days of the Effective Date for a full refund. In addition, by installing, copying, or otherwise using any updates or other components of the Licensed Software that Licensee receives separately as part of the Licensed Software ("Updates"), Licensee agrees to be bound by any additional license terms that accompany such Updates. If Licensee does not agree to the additional license terms that accompany such Updates, Licensee may not install, copy, or otherwise use such Updates.

4. Upon Licensee's acceptance of the terms and conditions of this Agreement and upon payment of the consideration as specified in Appendix 2, Trolltech grants Licensee the right to use the Licensed Software in the manner provided herein.

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5. Term. The Term of this Agreement shall begin on the Effective Date and shall continue in force until for 24 (twenty-four) months unless terminated earlier as herein provided (the "Initial Term").

6. As of the Effective Date of the Agreement, Trolltech grants to Licensee a nonexclusive, nontransferable license (a) for a maximum number of ten (10) individuals ("End-User(s)") to use the Licensed Software during the Initial Term for the sole purposes of designing, developing, and testing Licensee's Team Developer software products, which may incorporate the Licensed Software ("TD Product Suite(s)") and (b) to distribute the TD Product Suite per the terms of this Agreement including but not limited to the terms specified in Sections 10 and 11 ("General Terms That Apply To Applications And Redistributables"). Licensee may at any time designate other individuals to replace any of the current team of 10 (ten) End-Users ("Team"), as long as there is no more than the aggregate number of End-Users using the Licensed Software at any given time. Licensee reserves the right to increase the number of End-Users on the Team on an as-needed basis by (i) providing ten (10) days advance written notice of such increase to Trolltech and (ii) compensating Trolltech at a rate of US $3,000 (Three thousand U.S. dollars) for each additional End-User licensed during the Initial Term.

7. Training: Trolltech will provide training regarding the use of the Licensed Software, at a level to be decided between the parties, for 10 (ten) developers designated by Licensee, as follows: (a) 5-day onsite training class for 3 (three) developers at Licensee's offices in Redwood City, California, and (b) 5-day onsite training for 7 (seven) developers in Bangalore, India. In addition, during the Initial Term, after version 4.0 of the Licensed Software is released, Trolltech will provide additional onsite Licensed Software upgrade training sessions for an aggregate number of up to 10 (ten) developers as designated by Licensee.

8. Reporting and Verification: On or before two months prior to the end of each 12-month anniversary of this Agreement (i.e., on or before October 15, 2005 and on or before October 15, 2006), Licensee shall provide Trolltech with a report regarding new TD Product Suite licenses (as defined hereinabove) that (a) include the Licensed Software and (b) were distributed during the three previous quarters. Each such report shall include new TD Product Suite licenses distributed and shall specify (i) quarterly gross product revenue and unit volume, and (ii) a forecast for the coming 12-month period.

During the Initial Term, Trolltech or a certified auditor on Trolltech's behalf, may, upon its reasonable request, with 30 (thirty) days written notice, and at its Trolltech's sole expense, examine Licensee's books and records solely with respect to Licensee's use of the Licensed Software. Any such audit shall be conducted during regular business hours at Licensee's Redwood Shores facilities and shall not unreasonably interfere with Licensee's business activities. Trolltech will not remove, copy, or redistribute any electronic material during the course of an audit. Licensee does not implicitly grant Trolltech any form of license agreement. If an audit reveals that Licensee is using the Licensed Software in a way that is in material violation of the terms of the Agreement, then Licensee shall pay Trolltech's reasonable costs of conducting the audit. In the case of a material violation, Licensee agrees to pay Trolltech any amounts owing that are attributable to the unauthorized use. In the alternative, Trolltech reserves the right, at Trolltech's sole option, to terminate the licenses for the Licensed Software.

9. The Licensed Software may provide links to third party libraries or code (collectively "Third Party Libraries") to implement various functions. Third Party Libraries do not comprise part of the Licensed Software. In some cases, access to Third Party Libraries may

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be included along with the Licensed Software delivery as a convenience for development and testing only. Such source code and libraries as are or may be listed in the ".../src/3rdparty" source tree delivered with the Licensed Software, as may be amended from time to time, do not comprise the Licensed Software. Licensee acknowledges (1) that some Third Party Libraries may require additional licensing of copyright and patents from the owners of such, and (2) that distribution of any of the Licensed Software referencing any portion of a Third Party Library may require appropriate licensing from such third parties.

GENERAL TERMS THAT APPLY TO APPLICATIONS AND REDISTRIBUTABLES

10. Trolltech grants Licensee a nonexclusive, royalty-free right to reproduce and distribute the object code form of certain portions of the Licensed Software ("Redistributables"), as specified in Appendix 1, for execution on any operating system of a type listed in the License Certificate ("Platforms"). Copies of Redistributables may only be distributed with and for the sole purpose of executing TD Product Suites permitted under this Agreement that Licensee has created using the Licensed Software. Under no circumstances may any copies of Redistributables be distributed on a stand-alone basis by Licensee.

11. The license granted in this Agreement for Licensee to create TD Product Suites and distribute them and the Redistributables (if any) to Licensee's customers is subject to all of the following conditions: (i) all copies of the TD Product Suites that Licensee creates must bear a valid copyright notice, either Licensee's own or the copyright notice that appears on the Licensed Software; (ii) Licensee may not remove or alter any copyright, trademark or other proprietary rights notice contained in any portion of the Licensed Software; (iii) Redistributables, if any, shall be licensed to Licensee's customer "as is"; (iv) Licensee will indemnify and hold Trolltech, its related companies and its suppliers, harmless from and against any claims or liabilities arising out of the use, reproduction or distribution of TD Product Suites; (v) TD Product Suites must be developed using a licensed, registered copy of the Licensed Software; (vi) Licensee may not distribute the Licensed Software TD Product Suites Program Interface beyond the execution of the Team Developer database programming language; (vii) TD Product Suites may not compete with the Licensed Software in the C++ programming language market; (ix) Licensee may not use Trolltech's or any of its suppliers' names, logos, or trademarks to market TD Product Suites, except to state that the TD Product Suite was developed using the Licensed Software.

NOTE: Qt Open Source Edition is licensed under the terms of the GPL and not under this Agreement. If Licensee has, at any time, developed all (or any portions of) the TD Product Suite using Trolltech's publicly licensed Qt Open Source Edition, Licensee must comply with Trolltech's requirements (see http://www.trolltech.com/developer/download/qt-x11.html) and license such TD Product Suite (or any portions derived therefrom) under the terms of the Free Software Foundation's GNU General Public License version 2 (the "GPL") a copy of which is located at http://www.gnu.org/copyleft/gpl.html#SEC1 (i.e., any Team Developer product(s) and/or parts, components, portions thereof developed using GPL licensed software, including Qt Open Source Edition, must be licensed under the terms of the GPL, and the GPL-based source code must be made available upon request).

WARRANTY DISCLAIMER

12. THE LICENSED SOFTWARE IS LICENSED TO LICENSEE "AS IS". TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TROLLTECH ON BEHALF OF ITSELF AND ITS SUPPLIERS, DISCLAIMS ALL WARRANTIES AND CONDITIONS, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO,

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IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE
AND NON-INFRINGEMENT WITH REGARD TO THE LICENSED SOFTWARE. THIS WARRANTY DISCLAIMER NOTWITHSTANDING, LICENSEE MAY HAVE SPECIFIC LEGAL RIGHTS WHICH MAY VARY FROM STATE/JURISDICTION TO STATE/JURISDICTION.

LIMITATION OF LIABILITY

13. IF, TROLLTECH'S WARRANTY DISCLAIMER NOTWITHSTANDING, TROLLTECH IS HELD LIABLE TO LICENSEE, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, BASED ON THE LICENSED SOFTWARE, TROLLTECH'S ENTIRE LIABILITY TO LICENSEE AND LICENSEE'S EXCLUSIVE REMEDY SHALL BE, AT TROLLTECH'S OPTION, EITHER (A) RETURN OF THE PRICE LICENSEE PAID FOR THE LICENSED SOFTWARE, OR (B) REPAIR OR REPLACEMENT OF THE LICENSED SOFTWARE, PROVIDED LICENSEE RETURNS TO TROLLTECH ALL COPIES OF THE LICENSED SOFTWARE ORIGINALLY DELIVERED TO LICENSEE. TROLLTECH SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE TO LICENSEE BASED ON FAILURE OF THE LICENSED SOFTWARE IF THE FAILURE RESULTED FROM LICENSEE'S ACCIDENT, ABUSE OR MISAPPLICATION, NOR SHALL TROLLTECH UNDER ANY CIRCUMSTANCES BE LIABLE FOR SPECIAL DAMAGES, PUNITIVE OR EXEMPLARY DAMAGES, DAMAGES FOR LOSS OF PROFITS OR INTERRUPTION OF BUSINESS OR FOR LOSS OR CORRUPTION OF DATA. ANY AWARD OF DAMAGES FROM TROLLTECH TO LICENSEE SHALL NOT EXCEED THE TOTAL AMOUNT LICENSEE HAS PAID TO TROLLTECH IN CONNECTION WITH THIS AGREEMENT.

INFRINGEMENT WARRANTY AND INDEMNITY

14. Trolltech warrants that any writings, proposals, products, systems, improvements, or processes which Trolltech provides to Licensee or Licensee's customers under this Agreement will in no manner whatsoever infringe upon the patents, patent applications, trade secrets, copyrights or trademarks of Trolltech or any third party and that Licensee shall have full and unencumbered rights thereto. Trolltech shall indemnify and hold Licensee harmless from any award of costs and damages against Licensee and shall pay any settlement costs for any action of infringement of any third party copyright, patent right, trade secret or any other intellectual property right as a result of providing services under this Agreement and not in combination with other items, including modifications or enhancements not provided by Trolltech if the infringement would not have occurred if such the other items were not introduced; provided Trolltech is directly responsible for such infringement and Licensee permits Trolltech to defend, compromise or settle same and gives Trolltech all available information, reasonable assistance and authority to enable Trolltech to do so.

SUPPORT AND UPDATES

15. Trolltech will provide Licensee with email-based software developer support for and access to Updates ("Support and Updates") to the Licensed Software during the Initial Term in accordance with Trolltech's then current policies and procedures, attached hereto as Appendix 2 ("Policies"). In addition to the level of services described in the Policies, if necessary Licensee may contact its Trolltech account manager for escalation of unresolved support issues. Following the Initial Term, Trolltech will no longer make the Licensed Software available to Licensee unless Licensee and Trolltech enter into a new agreement concerning use of the Licensed Software.

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16. Technical Support Escalation Procedure. Trolltech agrees to provide Licensee with a single point of contact to whom Licensee can, either during development or after a TD Product Suite release, (a) report all technical issues and (b) work with to resolve those issues ("Trolltech Technical Contact"). Should Licensee experience a technical issue, Licensee shall report the issue to the Trolltech Technical Contact, who will work to resolve the issue per the following three priority levels, as designated by Licensee: P1 (show stoppers, highest priority issues; Trolltech will provide a response, if not a resolution, within 24 hours), P2 (medium priority issues; Trolltech will provide a response in 72 hours and a resolution within one week), and P3 (low priority issues; can also be feature requests).

GENERAL PROVISIONS

17. Licensee Name: Trolltech may not include Licensee's company name in a publicly available list of Trolltech customers without the advance written consent of Licensee.

18. Renewal of Support and Updates: Licensee may purchase additional Support and Updates following the Initial Term at Trolltech's terms and conditions applicable at the time of renewal.

19. Assignment: Licensee may assign this Agreement, in whole or in part (whether by operation of law or otherwise), upon notice to Trolltech. Trolltech shall not assign this Agreement or any of its rights hereunder or delegate any of its obligations hereunder without the prior written consent of Licensee. Any attempt to assign this Agreement other than in accordance with this provision shall be null and void.

20. Termination: Trolltech may terminate the Agreement at any time immediately upon written notice by Trolltech to Licensee if Licensee breaches this Agreement, fails to pay the fees for the Licensed Software, or infringes Trolltech's intellectual property in or to the Licensed Software. Licensee may terminate this Agreement, or any addenda thereto, for any reason at any time upon 30 (thirty) days notice to Trolltech. Where Licensee has (i) terminated the Agreement effective on or before December 14, 2005 and (ii) not distributed any versions of the TD Product Suites that include the Licensed Software, Licensee shall be discharged of any obligation to pay the "Second 12-month period payment" of US $75,000 otherwise due as of December 15, 2005. Upon termination of the Licenses, Licensee shall return to Trolltech all copies of Licensed Software that were supplied by Trolltech. All other copies of Licensed Software in the possession or control of Licensee must be erased or destroyed. An officer of Licensee must promptly deliver to Trolltech a written confirmation that this has occurred.

21. Taxes, Benefits and Licenses. Trolltech agrees that Trolltech is solely responsible for the following with respect to its business and its employees or agents: (a) the payment of all federal, state, and local taxes and all appropriate deductions or withholdings; (b) the payment or provision of any unemployment insurance benefits, state disability benefits, vacation, overtime or holiday pay, health, medical, dental or group insurance or any pension or profit sharing; (c) obtaining any applicable business or other commercial licenses; and (d) the hiring, firing, supervising and payment of compensation or other benefits to any agent, independent contractor, employee or assistant engaged by Trolltech (with the approval of Licensee) to perform any aspect of the Agreement.

22. Status of Parties, Insurance. Trolltech shall be, and at all times during this Service Agreement shall remain, an independent contractor vis-a-vis Licensee. Neither Trolltech nor its employees, if any, performing work under this Agreement shall have any rights to

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Licensee's usual employee fringe benefits, including, but not limited to, workers' compensation benefits, and in no event is any contract of agency or employment intended. Trolltech shall maintain statutory worker's compensation insurance and, whenever Trolltech or its employees, if any, are on Licensee's or its customer's premises, Trolltech shall maintain public liability insurance in an amount of not less than One Million Dollars ($1,000,000.00) per occurrence. Trolltech shall comply with all applicable laws concerning its employees, if any, including but not limited to the Immigration Control Act of 1986, Fair Labor Standards Act and applicable wage and hour laws. Trolltech shall assume all responsibility and liability for the actions or omissions of its employees, if any, performing work pursuant to this Agreement.

23. Confidentiality. Each party shall hold Confidential Information of the other party, its customers, and licensors in confidence, and without written permission from will not disclose to any person or use for its own benefit, any such information. "Confidential Information" includes without limitation the terms of this Agreement, computer software programs developed or licensed by the parties, including all documentation and methods or concepts utilized therein, all adaptations and modifications thereto and derivative works thereof, and related materials and information. Confidential Information also includes any other information identified by either party, its licensors, or customers as proprietary or confidential, or which would reasonably be understood under the circumstances to be confidential. All Confidential Information shall remain the sole property of each respective party. Information will not be considered to be Confidential Information if (i) available to the public other than by a breach of this Agreement; (ii) rightfully received from a third party not in breach of any obligation of confidentiality; (iii) independently developed by a party without access to Confidential Information of the other party; (iv) known to the other party at the time of disclosure; (v) produced in compliance with applicable law or a court order, provided the other party is given notice and opportunity to intervene; or (vi) it does not constitute a trade secret and more than five (5) years have elapsed from the date of disclosure. In addition to any other rights or remedies available, each party shall be entitled to enforcement of such obligations by court injunction.

24. Government End Users: A "U.S. Government End User" shall mean any agency or entity of the government of the United States. The following shall apply if Licensee is a U.S. Government End User. The Licensed Software is a "commercial item," as that term is defined in 48 C.F.R. 2.101 (Oct. 1995), consisting of "commercial computer software" and "commercial computer software documentation," as such terms are used in 48 C.F.R. 12.212 (Sept. 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995), all U.S.
Government End Users acquire the Licensed Software with only those rights set forth herein. The Licensed Software (including related documentation) is provided to U.S. Government End Users: (a) only as a commercial end item; and
(b) only pursuant to this Agreement.

25. Compliance with local laws: Both parties shall comply with all applicable laws and regulations relating to the Licensed Software in the United States and in other countries in which the parties use or modify the Licensed Software. Without limiting the generality of the foregoing, neither party shall export, reexport, disclose or distribute any of the Licensed Software in violation of any applicable laws or regulations, including the export laws and regulations of the United States, and shall comply with all such laws and regulations.

26. Entire Agreement: This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous discussions, representations, and proposals, written or oral, with respect to the subject matters discussed herein. No modification of this Agreement will be effective unless contained in a writing executed by an

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authorized representative of each party. No term or condition contained in
Licensee's purchase order will apply unless expressly accepted by Trolltech in writing. If any provision of the Agreement is found void or unenforceable, the remainder will remain valid and enforceable according to its terms. If any remedy provided is determined to have failed for its essential purpose, all limitations of liability and exclusions of damages set forth in this Agreement shall remain in effect.

27. Governing law, legal venue: This Agreement shall be construed, interpreted and governed by the laws of the State of California, USA. Any action or proceeding arising from or relating to this Agreement shall be brought in a federal court in the Northern District of California or in the State Court in Santa Clara County, California, and each party irrevocably submits to the personal jurisdiction of any such court in any such action or proceeding. The Agreement gives Licensee specific legal rights; Licensee may have others, which vary from state to state and from country to country. The parties reserve all rights not specifically granted in this Agreement.

28. All notices and communications between the parties shall be in writing and sent by (i) certified mail, return receipt requested, (ii) overnight courier, or
(iii) facsimile (with original to follow) to the address of such party as set forth at the beginning of this Agreement (addressed in the case of Licensee to the attention of the Legal Department), or to such other address(es) of which notice is given in accordance with this section, and shall be deemed given when received.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

FOR GUPTA TECHNOLOGIES, LLC ("LICENSEE"):    FOR TROLLTECH INC. ("TROLLTECH"):

Date:                                        Date:

Signature:                                   Signature:

Name: Jeff Bailey                            Name:

Title: President and CEO                     Title:

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Appendix 1:

Parts of the Licensed Software that are permitted for distribution ("Redistributables"):

- The Licensed Software's main and plug-in libraries in object code form

- The Licensed Software's help tool in object code/executable form ("Qt Assistant")

- The Licensed Software's translator tool in object code/executable form ("Qt Linguist")

Parts of the Licensed Software that are not permitted for distribution include, but are not limited to:

- The Licensed Software's source code and header files

- The Licensed Software's documentation

- The Licensed Software's designer tool ("Qt Designer")

Appendix 2: Consideration

   - First 12-month period: $50,000, to be paid at signing of the Agreement but no later than December 15, 2004.

   - Second 12-month period: $75,000, to be paid at the anniversary of the Effective Date.

   - Subsequent 12-month periods: Provided the parties enter into a new agreement on or before December 15, 2006, the consideration will be based on the revenue number provided to Trolltech by Licensee for the Initial Term. The new price will be no higher than 5% of Licensee's TD Product Suite revenues for the 12-month period immediately preceding the renewal date, and no lower than $75,000.

 Appendix 3: Support and Updates

Trolltech's Support and Maintenance Service provides access to a comprehensive support package suitable for commercial grade development projects. Technical support questions are handled and answered by Trolltech's highly skilled staff, frequently including the Licensed Software developers themselves.

1. SUPPORT FEATURES

      -  Assistance with product installation, usage and functionality

      -  Problem resolution and workarounds (see below)

      -  Unlimited support incidents via e-mail

      -  Access to user forums and online resources

2. MAINTENANCE FEATURES

Includes all product updates and new product versions released during the contract period

- Access to beta and preview releases of upcoming product versions

- Immediate download access to all new releases

- E-mail notification of new releases

Suggestions for product enhancements are analyzed so that customers can significantly influence future product development decisions

3. PROBLEM RESOLUTION AND WORKAROUNDS

Trolltech will make reasonable efforts to solve bugs in released products, and provide workarounds if possible. The main focus for maintenance releases is stability. Typically, the following types of changes will occur for the next maintenance release (x.y.z+1):

- Fix bugs caused by changes to previously working code.

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- Fix build issues on supported platforms.

- Fix defects specific to a single platform that are not present on other platforms.

- Fix critical defects within the Qt library, including (but not limited to): crashes, data corruption, loss of data, race conditions.

- Update documentation and license information when deemed necessary.

- Non-critical fixes that do not meet the above requirements will be reserved for later product versions, as the risk of destabilizing is greater than the benefit.

4. VERSION SUPPORT

A product version x.y.z will be supported until one year after the release date of the following version (x.y+1.0 or x+1.0.0, whichever comes first). Support is only offered for the official stable releases; not for snapshots, beta releases, preview versions and other unsupported releases.

5. SUPPORT PROCEDURES

Support requests can be submitted by e-mail only; there is no phone support. To ensure a prompt response the licensed developer should send an English plain-text e-mail from the mail account registered for his license ID providing the following:

- a clear, detailed description of the problem/question/suggestion

- which supported and released version of the product is affected

- what is the operating environment (OS, hardware platform, build tools etc.)

- if applicable a complete and compilable test case of not more than 500 lines of code that demonstrates the problem

Additional relevant content (ie. screenshots) should be included as the mail attachment. Image formats preferred are JPEG and PNG; compressed content should be included in zip or tar.gz archives. Executable content and documents in platform specific formats (e.g., Microsoft Office) are not accepted.

The licensed developer needs to respond to requests from Trolltech Support to guarantee a prompt handling and if possible, a solution to the issue.

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